Exhibit (k)(2)

Transfer Agent Service Agreement

This Transfer Agent Services Agreement (“Agreement”), dated as of May     , 2011, (the “Effective Date”) by and between Special Value Continuation Fund, LLC, a limited liability company to be converted immediately prior to initial public offering into TCP Capital Corp., a Delaware corporation duly organized and existing under the laws of the State of Delaware (“Corporation”), and Wells Fargo Bank, National Association, a national banking association, organized under the laws of the United States of America (“Transfer Agent”), is for the purpose of performing the services described herein.

WITNESSETH:

WHEREAS, the Corporation desires that certain services be provided by the Transfer Agent with regard to the issuance, transfer and registration of securities of the Corporation;

WHEREAS, the Transfer Agent is engaged in the business of providing services for issuers of securities and seeks to provide such services to the Corporation; and

WHEREAS, the parties hereto desire to set forth the terms and conditions for the providing of services by the Transfer Agent to the Corporation.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I.          ISSUANCE OF SECURITIES

For the issuance of securities of the Corporation of the class or classes designated in the attached Resolution of Appointment (See attached Exhibit G for form of Resolution of Appointment), the Transfer Agent is authorized and directed to issue such number of shares of the Corporation as may be authorized for issuance from time to time upon receiving from the Corporation the following instructions, documentation and assurances:

a.             Written instructions as to the issuance from an authorized officer of the Corporation.

b.             A copy of resolutions of the Board of Directors establishing the authority of the Transfer Agent to serve as Transfer Agent, Registrar, Rights Agent, and Dividend Disbursing Agent, and such additional functions, as the case may be, certified by the Secretary or Assistant Secretary of the Corporation.

c.             A copy of the Certificate of Incorporation with subsequent amendments or a current composite copy of the Certificate of Incorporation certified by the Secretary of State of Incorporation.

d.             A certified copy of any order, consent, decree or other authorization that may relate to the issuance of the new or additional stock of the Corporation.

e.             An opinion of the Corporation’s counsel as to the due authorization and issuance of such stock, the registration (stating effective date thereof) of such stock under the Securities Act of 1933 (as amended) and the Securities Exchange Act of 1934 (as amended), or, if exempt from registration, the applicable section of the Act and the basis of such exemption, and that the order or consent of no governmental or regulatory authority other than that provided to the Transfer Agent is required in connection with the issuance of new or additional stock or, if no such order or consent is required, a statement to that effect.  The opinion should also indicate whether it is necessary that the stock bear a restrictive legend and the wording of the legend or

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a statement to the effect that all shares to be issued are freely transferable upon presentation to the Transfer Agent for that purpose.

f.                 That the parties agree and acknowledge that the Transfer Agent is a “Payer,” “Withholding Agent,” “Middleman” or “Broker” as defined in Chapters 3, 4, 24 and 61 of the Internal Revenue Code (“IRC”), Title 26, United States Code.  In addition the Transfer Agent is bound by any applicable state laws regarding backup withholding requirements.  Therefore:

(i)   The Transfer Agent may, but is not required to, accept for any shareholders who are U.S. persons a certification and indemnification statement provided by the Corporation regarding its prior receipt of Taxpayer Identification Number (TIN) certification documentation on an IRS Form W-9 (or valid substitute form) pursuant to the requirements found in IRC §3406 and the Treasury regulations promulgated thereunder;

(ii)   The Transfer Agent will solicit an applicable Form W-8 (including any required additional documentation) from any nonresident alien (NRA) individuals or foreign entities that are shareholders pursuant to Chapters 3 and 4 of the IRC, as amended and effective;

(iii)  The Transfer Agent will apply federal and state backup withholding as required by federal and state law and regulations on the applicable reportable date for any shareholder who has not provided a TIN or certified TIN, as required.  The Corporation acknowledges that, as the Payer or Withholding Agent, the Transfer Agent has full, complete and final authority regarding all determinations concerning withholding requirements and responsibilities in accordance with applicable IRS regulations;

(iv)  The Corporation, or its prior transfer agent, shall provide applicable cost basis information on transfer statements in accordance with IRC § 6045A, the Treasury regulations promulgated thereunder, or as otherwise required by IRC § 6045 to ensure accurate cost basis reporting.  The Transfer Agent may rely on the cost basis information provided to it by the Corporation or its prior transfer agent and the Transfer Agent shall have no responsibility whatsoever to verify or ensure the accuracy of the cost basis information provided to it.

g.             Such further documents as the Transfer Agent may reasonably request.

II.                                    AUTHORIZED OFFICERS

(a)          Specimen signatures of the officers of the Corporation authorized to sign such securities (see Exhibit I) together with specimen certificates shall be provided to the Transfer Agent to be used by it for the purpose of comparison.  The Transfer Agent shall be protected and held harmless in recognizing and acting upon any signature or certificates believed by it in good faith to be genuine.  When any officer of the Corporation shall no longer be vested with the authority to sign securities for the Corporation, a written notice thereof shall immediately be given to the Transfer Agent and until receipt of such notice such Transfer Agent shall be fully protected and held harmless in recognizing and acting upon the securities bearing the signature of such officer or any signature believed by it in good faith to be such genuine signature.

(b)          The Transfer Agent shall not be charged with notice of any change in the officers of the Corporation until notice of such change shall be given in writing by the Corporation to the Transfer Agent.

(c)          In the event any officer of the Corporation who shall have signed blank stock certificates (or whose facsimile signature shall have been used) shall die, resign or be removed prior to the issuance of such certificates, the Transfer Agent in its capacity as Transfer Agent or Registrar, may issue or register such stock certificates as the stock certificates of the Corporation,

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notwithstanding such death, resignation or removal, unless specifically directed to the contrary by the Corporation in writing.

III.                      TRANSFER OF STOCK

(a)          The Transfer Agent is authorized and directed to make transfers from time to time upon the books of the Corporation.

(b)          Shares of stock, in either certificate or book entry form, will be transferred or exchanged upon the surrender of the old shares in form reasonably deemed by the Transfer Agent to be properly endorsed for transfer, accompanied by such documents as the Transfer Agent may deem necessary to evidence the authority of the person making the transfer.  The Transfer Agent reserves the right to refuse to transfer shares until it has received reasonable assurance that each necessary endorsement is genuine and effective and that the assignment of the shares is legally valid and genuine.  For that purpose, Transfer Agent may require an acceptable guaranty of the signature of the person signing and appropriate assurance of authority to do so.  The Transfer Agent may rely upon the Uniform Commercial Code, applicable law or regulation, and generally accepted industry practice in effecting transfers, or in delaying or refusing to effect transfers.

(c)          Transfer Agent shall be fully protected and held harmless in recognizing and acting upon  written instructions bearing the signature of an authorized officer of the Corporation believed by it in good faith to be a genuine signature.

(d)          The Corporation will at all times advise the Transfer Agent of any and all stop transfer notices or adverse claims lodged against shares of the Corporation and further, will notify the Transfer Agent when any such notices or claims have expired or been removed.  The Transfer Agent is not otherwise responsible for stop transfer notices or adverse claims from either the Corporation or third parties unless it has received actual written notice.

IV.                               LOST SECURITIES

In the event that certificates for shares of the Corporation shall be represented to have been lost, stolen or destroyed (hereinafter called the Old Certificate), the Transfer Agent upon being furnished with an indemnity bond (naming the Corporation and the Transfer Agent as obligees therein) in such form and amount and with such surety as shall be satisfactory to the Transfer Agent, is authorized to countersign a new certificate or certificates for the number of shares of the Corporation represented by the Old Certificate.

V.                                   RECORDKEEPING

(a)          The Transfer Agent is authorized and directed to maintain records showing the name and address of, and the number of securities issued to each holder of said securities together with such other records as the Transfer Agent may deem necessary or advisable to discharge its duties as set forth herein.

(b)          Upon at least two (2) Business Days’ prior written notice to the Transfer Agent, the Corporation or its attorney or agent may inspect and examine, at any time during ordinary business hours, any shareholder account records of the Corporation in the possession of the Transfer Agent.

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The Corporation shall pay any actual out-of-pocket costs and expenses incurred by the Transfer Agent, including photocopying costs, in connection with the inspection.

(c)          In case of any request or demand for the inspection of the stock records of the Corporation or any other records in the possession of the Transfer Agent, the Transfer Agent will notify the Corporation for instructions permitting or refusing such inspection.  The Transfer Agent reserves the right to permit the inspection of the stock records or other records by a requesting party, if it is advised by its counsel that such inspection is required by applicable law or regulation.

(d)          Subject to applicable law and regulation, the Transfer Agent shall maintain, in a retrievable database, electronic copies of transfer records, including cancelled or destroyed stock certificates, which have been canceled or destroyed by the Transfer Agent.  The Transfer Agent shall maintain such electronic records for the time period required by applicable law and regulation.  Upon written request of the Corporation (and at the expense of the Corporation), the Transfer Agent shall provide to the Corporation or its designee copies of such electronic records relating to stock certificates cancelled or destroyed by the Transfer Agent.

VI.                               RESPONSIBILITIES, INDEMNITIES, AND COMPENSATION HEREUNDER

(a)          The Transfer Agent may conclusively rely and act or refuse to act without further investigation upon any list, instruction, certification, authorization, stock certificate or other instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned or executed by any duly authorized person or persons, or upon the instruction of any officer of the Corporation or the advice of counsel for the Corporation, or counsel for the Transfer Agent.  The Transfer Agent may make any transfer or registration of ownership for such shares which is believed by it in good faith to have been duly authorized or may refuse to make any such transfer or registration if in good faith the Transfer Agent deems such refusal necessary in order to avoid any liability upon either the Corporation or itself.  Corporation agrees that it shall not give Transfer Agent direction to take any action or refrain from taking any action, if implementing such direction would be a violation of applicable law or regulation.  Corporation agrees that it shall not direct Transfer Agent to transfer any equity security if such security is subject to any restriction or prohibition on transfer to or from a securities intermediary in its capacity as such, and Transfer Agent shall be protected in refusing to effect any such transfer.

(b)          If the Transfer Agent is replacing or succeeding a prior transfer agent or recordkeeper, the Corporation shall provide a Corporation’s Final Balancing Report (See sample format in Exhibit E) and the prior transfer agent shall provide a certification of shares outstanding and provides details about any unresolved discrepancies, and such other information as the Transfer Agent shall request.

(c)          The Transfer Agent may conclusively and in good faith rely and act, or refuse to act, upon the records and information provided to it by the Corporation and its prior transfer agent or record keeper without independent review and shall have no responsibility or liability for the accuracy or inaccuracy of such records and information.

(d)          The Corporation will indemnify, defend, protect and hold harmless the Transfer Agent from and against any and all losses, costs, claims, damages, suits, judgments, penalties, liabilities, and expenses, including, without limitation, reasonable attorney’s fees and expenses, incurred or

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made, arising out of or in connection with any act or omission of a prior transfer agent of the Corporation or the performance of the Transfer Agent’s obligations under the provisions of this Agreement, including but not limited to, acting, or refusing to act, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, instructions, record, including but not limited to records concerning tax certification and cost basis information provided to it, or other instrument or document believed by the Transfer Agent in good faith to be valid, genuine and sufficient; provided, however, such indemnification shall not apply to any such act or omission finally adjudicated to have been directly caused by the fraud, bad faith, reckless disregard, willful misconduct or gross negligence of the Transfer Agent.  The Transfer Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Transfer Agent in expense, unless first indemnified to the Transfer Agent’s satisfaction.  The indemnities provided by this paragraph shall survive the resignation or removal of the Transfer Agent or the termination of this Agreement.

(e)          Anything in this Agreement to the contrary notwithstanding, in no event shall either party or its respective directors, officers, agents and employees be liable under or in connection with this Agreement for special, indirect, incidental, punitive, or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(f)              The Transfer Agent may, in connection with the services described in this Agreement, engage subcontractors, agents, or attorneys-in-fact, provided the same shall have been selected with reasonable care.  The Transfer Agent is authorized by the Corporation to execute all agreements, appoint agents or sub-agents and do all other acts deemed necessary to carry out the general purposes of this Agreement.

(g)          The Transfer Agent may consult with counsel of its choice, and any opinion of such counsel shall be full and complete authorization and protection to the Transfer Agent with respect to any action taken or omitted by it in good faith, in reliance upon such opinion, in connection with the performance of its duties or obligations as Transfer Agent, Registrar or Dividend Disbursing Agent.  The Corporation agrees to reimburse the Transfer Agent for all reasonable expenses, disbursements and counsel fees (including reasonable expenses and disbursements of counsel) incurred with respect thereto.

(h)          The Corporation agrees that the Transfer Agent shall be paid fees for its services and reimbursed for expenses in accordance with the attached fee schedule (See attached Fee Schedule – Exhibit F), which may be revised by the Transfer Agent from time to time to reflect cost increases in accordance with this paragraph.  Requests for payment of fees and expenses shall be submitted in the form of a written invoice.  The Corporation shall make payment for all undisputed invoices within thirty (30) days of receipt of invoice.  Transfer Agent’s fee schedule may be revised to reflect cost increases due to (i) changes mandated by legal or regulatory requirements, or (ii) cost increases due to additional services requested by the Corporation that are not provided by Transfer Agent to its customers generally without charging fees.

(i)              The Transfer Agent will, at its own expense, maintain in full force and effect at all times during the term of this appointment insurance coverage in amounts with standard coverage and subject to deductibles as is customary for insurance typically maintained by depository institutions or trust companies which act as transfer agent.  The Transfer Agent shall, upon

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written request, provide to the Corporation a certificate of insurance certifying that such policy or certificate is in full force and effect.

(j)              The Transfer Agent will not have any liability for failure to perform or delay in performing duties set forth herein if the failure or delay is due to an event of force majeure.  An event of force majeure is an event or condition beyond the Transfer Agent’s control including, but not limited to acts of God, natural disaster, civil unrest, state of war, fire, power failure, equipment failure, act of terrorism, or similar events beyond the Transfer Agent’s control.  The Transfer Agent will make reasonable efforts to minimize performance delays or disruptions in the event of such occurrences.

(k)          Nothing in this Agreement shall be construed to give any person or entity other than the Transfer Agent and the Corporation, and their successors and assigns, any legal or equitable right, remedy or claim under this Agreement.   This Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Corporation.

VII.                           DIVIDEND DISBURSEMENT

(a)          The Transfer Agent, when appointed as Dividend Disbursing Agent by resolution of the Corporation, will pay dividends for the shares of the Corporation for which it now or hereafter may be acting as Transfer Agent and Registrar, upon written notice by an officer of the Corporation advising the Transfer Agent of a declaration of a dividend, and the payment to the Transfer Agent of the necessary funds with which to pay the dividend, in currently available funds at least one business day before each dividend payable date.

(b)          The Transfer Agent will provide Electronic Dividend Disbursement (“EDD”) authorization forms to individual shareholders who request them in writing or by telephone, and from time to time as arranged with the Corporation, to all registered shareholders not currently using EDD.  The Transfer Agent will disburse dividends via Automated Clearing House (“ACH”) to all shareholder accounts coded for EDD on or before each dividend record date.

(c)          The Corporation agrees to deposit good and collected funds with the Transfer Agent, such that the collected balance available to the Transfer Agent is sufficient to cover the amount of the dividend to be paid.  The EDD file must be released to the ACH two business days prior to the day the funds are to be credited to each registered shareholder checking or savings account; therefore, the Corporation agrees to wire transfer federal funds so that they arrive to the Transfer Agent by 11:00 am Central Time the day the EDD file is to be released. In the event that such funds have not arrived in a timely manner, and the Transfer Agent elects, in its sole discretion, but without any obligation to do so, to release the EDD File, the Corporation shall on demand by the Transfer Agent reimburse the Transfer Agent the amount of the shortfall.  Neither party intends the Transfer Agent to make a loan to the Corporation.  The Transfer Agent shall have no obligation to pay the dividend until the Corporation has provided sufficient collected and immediately available funds to the Transfer Agent.

(d)          The Transfer Agent is authorized to draw and deliver from time to time new checks for the payment of dividends to take the place of checks theretofore drawn but not presented for payment, when such checks are represented by the payees to have been lost, mislaid or destroyed, and not to have been endorsed or negotiated, and the Transfer Agent stops payment of such original check with its financial institution.  Unclaimed funds shall remain in designated disbursement accounts until such time as they are claimed by the shareholder or

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their representative, or until the Corporation, subject to applicable law and regulation, provides further direction as to their disposition.

VIII.                      SUCCESSOR AGENT FOR CORPORATE ACTIONS

To the extent that Corporation has undertaken any corporate actions previously for which a prior agent has acted as Corporation’s agent for the exchange of shares, other securities or entitlements for cash and/or stock, Transfer Agent is hereby appointed as Corporation’s successor agent for all such transactions without further action on the part of Corporation or Transfer Agent.  Transfer Agent is further authorized to request all records and funds related to those transactions from the prior agent or agents.

IX.                              CONSENT TO USE OF LOGO

(a)          Transfer Agent agrees that, without the prior written consent of Corporation, it will not:

(i) use the name, logos, service marks, or trademarks of Corporation, or

(ii) reveal the existence or terms and conditions of this Agreement.

The provisions of this section apply to any disclosure to a third party, including but not limited to, advertising, publicity releases, websites, sales presentations, marketing materials, publications, correspondence, and announcements.  Requests for Corporation consent must be submitted pursuant to the Notices provisions herein.  Corporation may revoke any consent given under this section at any time, upon notice to the Transfer Agent.  Notwithstanding the preceding, upon prior written notice to Corporation, Transfer Agent may make any disclosure specifically required by applicable law or regulation.

(b)          Corporation grants the Transfer Agent, a revocable limited license to use the Corporation’s logo (“Logo”) in connection with the Transfer Agent’s use of any electronic images and print images, including but not limited to the Wells Fargo Shareowner Services website, proxy website, statements, proxies, envelopes, and checks.  Corporation will supply its Logo to the Transfer Agent as an electronic file or in another mutually acceptable format.  The Logo will not be used in any manner that could reasonably be considered as an endorsement by the company of the Transfer Agent without the Corporation’s prior written consent.   The Transfer Agent agrees to discontinue use of the Logo within 30 days after receiving written notice from Corporation that permission to use the Logo has been terminated.

(c)          Corporation grants the Transfer Agent permission to make copies of the Corporation’s DRIP/DPP brochure/prospectus for the plan(s) managed by Transfer Agent and to display those copies on Transfer Agent’s Internet website.

X.                                  UNCLAIMED PROPERTY ADMINISTRATION

(a)          The Transfer Agent will provide unclaimed property reporting services for unclaimed share certificates and related cash dividends, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation.  Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property law or regulation.

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(b)          The Corporation shall assist the Transfer Agent and provide such cooperation as may reasonably be necessary in the performance of the services hereunder including delivery to the Transfer Agent of any and all such unclaimed property which may not otherwise be in the Transfer Agent’s possession.

(c)          The Transfer Agent shall assist the Corporation in responding to inquiries from administrators of state unclaimed property law or regulation regarding reports filed on the Corporation’s behalf or in response to requests to confirm the name of a reclaiming owner.  The Transfer Agent shall exercise reasonable efforts to obtain release agreements from the various states offering such release agreements with respect to reports and abandoned property delivered to them and indemnification agreements from those states willing to provide them.

(d)          The Transfer Agent, or its duly appointed agent, shall timely remit unclaimed shares and cash of the Corporation to the appropriate state or jurisdiction, as provided for under applicable unclaimed property law or regulation.  The Transfer Agent shall provide such reports regarding unclaimed property services hereunder as the Corporation may reasonably request from time to time.

(e)          If the Corporation elects not to have the Transfer Agent provide unclaimed property services as described herein, the Corporation shall give the Transfer Agent written notice of such election, and include in such notice: a) acknowledgment by the Corporation that failure to report unclaimed property may result in the assessment of interest and penalties by the states against the Corporation; and b) statement releasing the Transfer Agent from any liability for such penalties and interest that may be assessed against the Corporation.   See attached Exhibit C for a sample of such notice.

XI.        LOST SECURITY HOLDER SEARCH SERVICES

(a)          Pursuant to Securities and Exchange Commission (“SEC”) rules (See SEC Rule 240.17Ad-17, as amended), the Transfer Agent is required to provide the following services regarding lost security holder accounts, which together constitute Standard Search Services:

•                  Conduct a national database search between three and twelve months after a lost security holder account is identified.

•                  If the first national database search is not successful in locating the holder, conduct a second search between six and twelve months later.

•                  Report to the SEC in required transfer agent filings, information about the age of lost security holder accounts and amounts escheated to the various states.

Exceptions to the SEC search requirements include:

•                  Deceased shareholders

•                  Shareholders that are not natural persons (e.g., corporations, partnerships)

•                  Cases where the value of all amounts due to the security holder (market value of the security, plus dividends and interest payable) are less than $25

(b)          The Transfer Agent reserves the right to conduct additional searches, including searches for heirs of deceased holders, which constitute Deep Search Services.

(c)          The Transfer Agent reserves the right to work with service providers, contractors, or agents, to conduct national database searches to locate lost security account holders, or their beneficiaries or survivors, using Standard Search Services and Deep Search Services.  The Corporation

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agrees to reimburse the Transfer Agent for reasonable fees and expenses incurred by the Transfer Agent in the course of providing the referenced search services.   The referenced fees and expenses may be assessed periodically by the Transfer Agent in accordance with the services provided.  (See attached Fee Schedule – Exhibit F.)

(d)          The Corporation hereby agrees to be enrolled in the referenced search services, to be conducted by the Transfer Agent, or its service providers, contractors or agents.  Fees and expenses are subject to change, and the Corporation will receive written notification from the Transfer Agent in advance of such changes.

(e)          In the event that the Corporation determines that the Deep Search Services should not be conducted, the Corporation shall give the Transfer Agent written notice of such election.  See attached Exhibit D for a sample of such notice.

XII.       CONFIDENTIAL INFORMATION

(a)          The Transfer Agent and Corporation acknowledge that during the course of this Agreement, the parties (the Discloser being the “Discloser” and the Recipient the “Recipient”) may make confidential data available to each other or may otherwise have access to proprietary or confidential information regarding the Corporation, its shareholders, or the Transfer Agent, or its or their affiliates (collectively, “Confidential Data”).  Confidential Data includes all information not generally known or used by others and which gives, or may give the possessor of such information an advantage over its competitors or which could cause Corporation or Transfer Agent injury, loss of reputation or goodwill if disclosed.   Such information includes, but is not necessarily limited to:  data or information that identifies past, current or potential customers, shareholders, business practices, financial results, fee structure, research, development, systems and plans; certain information and material identified by the Discloser as “Proprietary” or “Confidential”; data that the Transfer Agent furnishes to the Corporation from the Transfer Agent’s database; data received from the Corporation and enhanced by the Transfer Agent; and/or data or information that the Recipient should reasonably be expected to know is confidential.  Confidential Data may be written, oral, recorded, or maintained on other forms of electronic media.  Because of the sensitive nature of the information that the Recipient and its employees or agents may obtain as a result of this Agreement, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Data.  This Agreement, together with the exhibits and schedules referred to herein or delivered pursuant hereto, are Confidential and Proprietary, and shall be treated as Confidential Data by the parties hereto.  The Transfer Agent acknowledges that all Confidential Data furnished by Corporation is considered proprietary and strictly confidential.  The parties agree to maintain security measures to protect Confidential Data in its possession.

(b)           The Recipient agrees to hold as confidential all Confidential Data it receives from the Discloser.  As between the Recipient and Discloser, ownership of Confidential Data shall remain with the Discloser, and Recipient shall not take any ownership interest in or right to use the Confidential Data unless expressly agreed in writing by the Discloser.  The Recipient will use at least the same care and discretion to avoid unauthorized use and disclosure of the Discloser’s Confidential Data as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care and no less than is required by law.  The Recipient may only use and disclose Confidential Information of the Discloser only as necessary for the following “Permitted Purposes:” (1) performing its obligations under this Agreement, (2) in the case of Corporation, deriving the reasonable and intended benefit from the services

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provided by Transfer Agent under this Agreement, and (3) as otherwise specifically permitted in writing by the Discloser in this Agreement or elsewhere.  The Recipient may disclose Confidential Data to: (i) its employees and employees of permitted subcontractors and affiliates who have a need to know; (ii) its attorneys and accountants as necessary in the ordinary course of its business; and (iii) any other party with the Discloser’s prior written consent.  Without limiting the foregoing, the parties further agree, subject to applicable law and regulations, that: (i) Confidential Data shall not be distributed, disclosed, or conveyed to any third party except by prior written approval of the Discloser; (ii) no copies or reproductions shall be made of any Confidential Data, except as needed to provide the services described in this Agreement; and (iii) the Recipient shall not use any Confidential Data for its own benefit or for the benefit of any third party.

(c)          The parties acknowledge that the unauthorized use or disclosure of any Confidential Data may cause irreparable harm to the Discloser.  Accordingly, the parties agree that the Discloser shall be entitled to equitable relief, including injunctive relief, in addition to all other remedies available at law for any threatened or actual breach of this Section XII or any threatened or actual unauthorized use or disclosure of Confidential Data.

(d)          Except as prohibited by applicable law or regulation, the Recipient shall promptly notify the Discloser in writing of any subpoena, summons or other legal process served on the Recipient for the purpose of obtaining Confidential Data (i) consisting of a shareholder list, such as an identified class of Corporation shareholders, or (ii) relating to significant regulatory action or litigation that would have a material effect on the performance of the Transfer Agent or corporate status of Corporation.  In such cases, the Discloser shall have a reasonable opportunity to seek appropriate protective measures; provided, however, that this subsection shall not require the Transfer Agent to notify the Corporation of its receipt of any subpoena, summons or other legal process seeking Confidential Data for a single shareholder or group of related shareholders in connection with routine tax levies or other routine third party litigation involving a shareholder.  The Discloser will indemnify the Recipient for all reasonable expenses incurred by the Recipient in connection with determining the lawful release of the Confidential Data that is subject to a subpoena, summons or other legal process.

(e)          The obligations set forth in paragraphs (a) through (d) above shall not apply to:

(i)                                        any disclosure specifically authorized in writing by the Discloser;

(ii)                                     any disclosure required by applicable law or regulation, including pursuant to a court order; or

(iii)                                  Confidential Data which:

(1)                                     has become public without violation of this Agreement; or

(2)                                     was disclosed to the Recipient by a third party not under an obligation of confidentiality to the Discloser; or

(3)                                     was independently developed by the Recipient not otherwise in violation or breach of this Agreement or any other obligation of the Recipient to the Discloser; or

(4)                                     was rightfully known to the Recipient prior to entering into this Agreement.

(f)              The obligations of each party set forth in paragraphs (a) through (e) above shall survive termination or assignment of this Agreement.

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XIII.                       RESIGNATION OR REMOVAL

(a)          The Transfer Agent may resign upon 30 days advance written notice of termination to the Corporation.  The Corporation may remove the Transfer Agent as Transfer Agent, Registrar, Rights Agent, and/or Dividend Disbursing Agent, as the case may be, upon 30 days advance written notice of termination to the Transfer Agent, which notice shall include a certified copy of a resolution of the Board of Directors of the Corporation.  Such resignation or removal shall become effective upon the date specified in the written notice.  The Corporation’s obligation to pay all amounts due the Transfer Agent, including any outstanding fees and expenses relating to the services provided hereunder and to the termination of this Agreement, shall survive termination of this Agreement.  The Corporation agrees that any blank stock certificates shall either be delivered directly to a banknote printer to oversilver the name of the Transfer Agent, or destroyed, as directed by the Corporation.   The Corporation agrees to pay the cost of oversilvering and delivering blank stock certificates, and imprinting the name of the successor Transfer Agent thereon.

(b)          Upon the effective date of a resignation or removal in accordance with the provisions noted above, the Transfer Agent shall deliver, at the expense of the Corporation, to the Corporation, or to a successor transfer agent as directed in writing by the Corporation, all records of the Corporation in the possession of the Transfer Agent, with the exception of any blank stock certificates, as discussed in paragraph (a) above.

(c)          In the event that either party shall cease conducting business in the normal course, become insolvent, or is the subject of a petition in bankruptcy and such petition is not dismissed within sixty (60) days from its filing, then at the option of the other party, this Agreement shall terminate immediately upon written notice received from the terminating party.  Upon termination of this Agreement, each party shall, subject to applicable law and regulation, promptly return to the other, all papers, materials and other property of the other held by each.

XIV.      MERGER OR CONSOLIDATION

Any company into which the business of the Transfer Agent may be merged, consolidated or converted, or any company resulting from any merger, conversion or consolidation to which it shall be a party, shall be the successor Transfer Agent, Registrar, Rights Agent, and/or Dividend Disbursing Agent, as the case may be, without the execution or filing of any paper or the performance of any further act, anything herein to the contrary notwithstanding.

XV.       NOTICES

All notices to be given by one party to the other under this Agreement shall be in writing and shall be sufficient if made to such party at their respective address set forth below by:

(i)  personal delivery (including delivery by any commercial delivery service);

(ii)  registered or certified mail, postage prepaid, return receipt requested; or

(iii)  facsimile transmission (“Fax”);

If notice to the Corporation:

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TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attention:  Elizabeth Greenwood, General Counsel
Telephone: (310) 566-1043
Facsimile: (310) 581-3120

If notice to the Transfer Agent:

Wells Fargo Shareowner Services
Attn: Manager of Account Administration
161 North Concord Exchange
South St.  Paul, Minnesota  55075-1139

Telephone:	800-689-8788
Facsimile:	651-552-6942

These addresses may be changed by giving written notice to the other party.

All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, including facsimile capable of transmitting or creating a written record directly to the office of the recipient, when received by the recipient party at the address shown above, or at such other addresses as may hereafter be furnished to the parties by like notice.  Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt, or in the case of facsimile, the date noted on the confirmation of such transmission).

XVI.      GOVERNING LAW

This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Minnesota, without regard to the conflict of laws doctrine applied in such state.

XVII.     AMENDMENT; ENTIRE AGREEMENT; SEVERABILITY

(a)          This Agreement may be amended or modified only by a written document authorized, executed and delivered by the Corporation and the Transfer Agent.  Such document may be in the form of a resolution of the Corporation adopting a written amendment approved by the Transfer Agent.

(b)          This Agreement, together with the exhibits and schedules referred to herein or delivered pursuant hereto, constitute the entire agreement and understanding of the parties with respect to the matters and transactions contemplated by this Agreement and supersede any prior agreement and understandings with respect to those matters and transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

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XVIII.    ADDITIONAL SERVICES

The Corporation may from time to time during the term of this Agreement request that Transfer Agent perform additional services.  Upon receipt of a written request from the Corporation to provide additional services, Transfer Agent shall provide Corporation with a written estimate for the performance of such additional services, which proposal shall include: (1) a description of the services, functions and responsibilities to be performed in connection with such additional service; (2) a schedule for commencing performance of such additional services; (3) Transfer Agent’s prospective charges for such additional services; and (4) such other information as may be requested by Corporation.  Transfer Agent shall not begin performing any such additional services until Corporation has provided written authorization for such additional services.

IN WITNESS WHEREOF, the Corporation and the Transfer Agent have caused their names to be signed hereto by their duly authorized officers, all as of the date first written above.

SPECIAL VALUE CONTINUATION FUND, LLC

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Transfer Agent

By:
Name:
Title:

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